Exhibit 99.2

SUBJECT TO COMPLETION, DATED AUGUST 30, 2004

CANADIAN OFFERING MEMORANDUM CONFIDENTIAL

Private Placement in Canada

18,100,000 Shares of Common Stock

SAXON REIT, INC.

This Canadian Offering Memorandum constitutes an offering of the securities described herein only in those jurisdictions and to those persons where and to whom they may be lawfully offered for sale, and therein only by persons permitted to sell such securities. This Canadian Offering Memorandum is not, and under no circumstances is it to be construed as, an advertisement or a public offering of the securities referred to in this document. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this Canadian Offering Memorandum or the merits of the securities described herein and any representation to the contrary is an offence. A portion of the net proceeds of this offering may be used to repay indebtedness under a financing facility with JPMorgan Chase Bank. JPMorgan Chase Bank is an affiliated entity of J.P. Morgan Securities Inc., which is acting as an underwriter in this offering. Further, Friedman, Billings, Ramsey Group, Inc., the parent company of Friedman, Billings, Ramsey & Co., Inc., the lead underwriter in this offering, and its affiliates currently beneficially own approximately 5% of the outstanding shares of common stock of Saxon Capital, Inc. and immediately exercisable warrants to purchase an additional 1,115,000 shares of common stock of Saxon Capital, Inc. Accordingly, Saxon REIT, Inc. may be considered to be a “connected issuer” of J.P. Morgan Securities Inc. and Friedman, Billings, Ramsey & Co., Inc., as the term “connected issuer” is defined in National Instrument 33-105 Underwriting Conflicts. Canadian investors should refer to the heading “Certain Relationships and Transactions” contained in this Canadian Offering Memorandum for additional information.

FRIEDMAN BILLINGS RAMSEY

CREDIT SUISSE FIRST BOSTON	JPMORGAN	JEFFERIES & COMPANY, INC.

The date of this Canadian Offering Memorandum is                      , 2004

CANADIAN OFFERING MEMORANDUM

(Manitoba, Ontario and Québec)

Saxon REIT, Inc., referred to hereafter as the Company, is hereby offering 18,100,000 shares of its common stock. The Company has granted the underwriters a 30-day option to purchase up to 2,715,000 additional shares of the Company’s common stock at the public offering price less the underwriting discount, to cover over-allotments, if any.

Attached herewith and forming part of this Canadian Offering Memorandum is a U.S. preliminary prospectus dated August 30, 2004 (the “U.S. Prospectus”), as filed with the United States Securities and Exchange Commission, regarding the offer for sale of shares of the Company’s common stock being made in the United States. Except as otherwise provided herein, capitalized terms used in this document without definition have the meanings assigned to them in the U.S. Prospectus. The offering of shares of the Company’s common stock in Canada is being made solely by this Canadian Offering Memorandum and any decision to purchase such shares should be based solely on information contained in this document. No person has been authorized to give any information or to make any representations concerning this offering other than those contained herein. This Canadian Offering Memorandum constitutes an offering of the securities described herein in the Canadian provinces of Manitoba, Ontario and Québec only.

This Canadian Offering Memorandum is for the confidential use of only those persons to whom it is delivered by the underwriters in connection with the offering of shares of the Company’s common stock in the provinces of Manitoba, Ontario and Québec only. The Company and the underwriters reserve the right to reject all or part of any offer to purchase shares of the Company’s common stock for any reason or to allocate to any purchaser less than all of the shares for which it has subscribed.

Investing in shares of the Company’s common stock involves risks. Canadian investors should refer to the heading “Risk Factors” contained in the U.S. Prospectus for additional information.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Certain subsidiaries of Saxon Capital, Inc. are party to a financing facility with JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., which is acting as an underwriter in this offering. As of the date hereof, the Saxon entities are in compliance with the terms and conditions of the aforementioned financing facility and there has been no prior event of non-compliance by the Saxon entities in respect of such facility.

A portion of the net proceeds of this offering may be used to repay a portion of the Saxon entities’ indebtedness under the aforementioned financing facility. As further disclosed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Outlook” contained in the U.S. Prospectus, had the Company consummated this offering on August 25, 2004 with net proceeds of U.S.$350,000,000, and assuming the cash component of the merger consideration was U.S.$140,000,000 and the Company retired the U.S.$25,000,000 promissory note with proceeds from this offering, the Company would have used a portion of the remaining proceeds to repay U.S.$99 million of the outstanding balance of U.S.$222 million under the financing facility with JPMorgan Chase Bank.

Further, Friedman, Billings, Ramsey Group, Inc., the parent company of Friedman, Billings, Ramsey & Co., Inc., the lead underwriter in this offering, and its affiliates currently beneficially own approximately 5% of the outstanding shares of common stock of Saxon Capital, Inc. and immediately exercisable warrants to purchase an additional 1,115,000 shares of common stock of Saxon Capital, Inc.

According to the foregoing, the Company may be considered to be a “connected issuer” of J.P. Morgan Securities Inc. and Friedman, Billings, Ramsey & Co., Inc., as the term “connected issuer” is defined in National Instrument 33-105 Underwriting Conflicts. The relationships described above and other related matters are set forth in greater detail in the U.S. Prospectus, including the principal purposes for which the net proceeds of this offering are intended to be used and the relationships between the Company and the underwriters. Canadian investors should refer to the headings “Use of Proceeds”, “Underwriting”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Outlook”, “Security Ownership of Principal Shareholders and Management” and “Certain Relationships and Related Transactions” contained in the U.S. Prospectus for additional information.

RESPONSIBILITY

Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any underwriter or dealer as to the accuracy or completeness of the information contained in this Canadian Offering Memorandum or any other information provided by the Company in connection with the offering.

RESALE RESTRICTIONS

The distribution of shares of the Company’s common stock in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of shares of the Company’s common stock must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of shares of the Company’s common stock.

REPRESENTATIONS OF PURCHASERS

Each Canadian investor who purchases shares of the Company’s common stock will be deemed to have represented to the Company, the underwriters and any dealer who sells such shares to such purchaser that: (i) the offering of such shares was made exclusively through the Canadian Offering Memorandum and was not made through an advertisement of such shares in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (ii) such purchaser has reviewed the terms referred to above under “Resale Restrictions”; (iii) where required by law, such purchaser is purchasing as principal for its own account and not as agent; and (iv) such purchaser or any ultimate purchaser for which such purchaser is acting as agent is entitled under applicable Canadian securities laws to purchase such shares without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (a) in the case of a purchaser located in a province other than Ontario, without the dealer having to be registered, (b) in the case of a purchaser located in the province of Manitoba, such purchaser is an “accredited investor” as defined in section 1.1 of Multilateral Instrument 45-103 Capital Raising Exemptions, (c) in the case of a purchaser located in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is an “accredited investor”, other than an individual, as that term is defined in Ontario Securities Commission Rule 45-501 Exempt Distributions and is a person to which a dealer registered as an international dealer in Ontario may sell shares, and (d) in the case of a purchaser located in Québec, such purchaser is a “sophisticated purchaser” within the meaning of section 44 or 45 of the Securities Act (Québec).

TAXATION AND ELIGIBILITY FOR INVESTMENT

Any discussion of taxation and related matters contained in this Canadian Offering Memorandum does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase shares of the Company’s common stock. Canadian purchasers of such shares should consult their own legal and tax advisers with respect to the tax consequences of an investment in such shares in their particular circumstances and with respect to the eligibility of such shares for investment by the purchaser under relevant Canadian federal and provincial legislation and regulations.

RIGHTS OF ACTION FOR DAMAGES OR RESCISSION

(Ontario)

Securities legislation in Ontario provides that every purchaser of shares of the Company’s common stock pursuant to this Canadian Offering Memorandum shall have a statutory right of action for damages or rescission against the Company and any other selling security holder in the event this Canadian Offering Memorandum contains a misrepresentation as defined in the Securities Act (Ontario). Ontario purchasers who purchase shares of the Company’s common stock offered by this Canadian Offering Memorandum during the period of distribution are deemed to have relied on the misrepresentation if it was a misrepresentation at the time of purchase. Ontario purchasers who elect to exercise a right of rescission against the Company or any other selling security holder on whose behalf the distribution is made shall have no right of action for damages against the Company or the other selling security holders, if any. The right of action for rescission or damages conferred by the statute is in addition to, and without derogation from, any other right the purchaser may have at law. Prospective Ontario purchasers should refer to the applicable provisions of Ontario securities legislation and are advised to consult their own legal advisers as to which, or whether any, of such rights or other rights may be available to them.

The foregoing is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defences on which the Company and the other selling security holders, if any, may rely. The enforceability of these rights may be limited as described herein under “Enforcement of Legal Rights”.

The rights of action discussed above will be granted to the purchasers to whom such rights are conferred upon acceptance by the relevant dealer of the purchase price for shares of the Company’s common stock. The rights discussed above are in addition to, and without derogation from, any other right or remedy which purchasers may have at law.

ENFORCEMENT OF LEGAL RIGHTS

The Company is organized under the laws of the State of Maryland and it is expected to qualify as a real estate investment trust following the completion of this offering. All, or substantially all, of the Company’s directors and officers, as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against the Company or such persons in Canada or to enforce a judgement obtained in Canadian courts against the Company or such persons outside of Canada.

LANGUAGE OF DOCUMENTS

Upon receipt of this document, you hereby confirm that you have expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, vous confirmez par les présentes que vous avez expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.